Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-172624, 333-163686 and 333-140205 on Form S–8 and Registration Statement No. 333-172593 on Form S-3 of EV Energy Partners, L.P. of our report dated February 8, 2012 relating to the financial statements of the Barnett Shale Properties, as defined in the purchase and sale agreement dated November 2, 2011 between Encana Oil & Gas (USA) Inc. and EV Properties, L.P. along with certain institutional partnerships managed by EnerVest, Ltd. for the nine months ended September 30, 2011, which appears in the Current Report on Form 8–K/A of EV Energy Partners, L.P. dated February 9, 2012.

/s/PricewaterhouseCoopers LLP
Denver, Colorado
February 9, 2012